FOR RELEASE:    NEW HARTFORD, NY, January 14, 2019
CONTACT:    Christopher R. Byrnes (315) 738-0600 ext. 6226
chris_byrnes@partech.com, www.partech.com

PAR TECHNOLOGY CORPORATION ANNOUNCES
ALIGNMENT OF WORKFORCE WITH FOCUS ON KEY STRATEGIC PRIORITIES

New Hartford, NY-January 14, 2019-PAR Technology Corporation (NYSE: PAR) (“PAR” or the “Company”) today announced a strategic reduction in workforce at the Company and its subsidiary, ParTech, Inc. The reduction is designed to lower operating expenses while the Company focuses on securing its position as a leader in enterprise, point-of-sale cloud software solutions for the restaurant and retail industries.

"The reductions announced today are another critical step in PAR becoming an efficient and flexible organization in a highly competitive market and in building a solid foundation for the Company's future growth," commented Savneet Singh, CEO & President of PAR. "As a Company we’ve begun to put a deep discipline around capital allocation with a constant focus on return on invested capital.”
Mr. Singh concluded, “The people who are leaving today have made huge contributions to our company and culture. We’ve been humbled to work with each and everyone one of them and have not lost sight of the impact of our decision; it was difficult, but necessary as we prepare PAR for the future we deeply believe in.”
ABOUT PAR TECHNOLOGY CORPORATION
PAR Technology Corporation (PAR) is a leading global provider of software, systems, and service solutions to the restaurant and retail industries. Today, with 40 years of experience and point of sale systems in nearly 100,000 restaurants and more than 110 countries, PAR is redefining the point of sale through cloud software and bringing technological innovation to all corners of the enterprise. PAR’s Government business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR. For more information, visit www.partech.com or connect with PAR on Facebook at www.facebook.com/parpointofsale or Twitter at www.twitter.com/Par_tech.

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